AMERICAN STOCK EXCHANGE LLC

DETERMINATION AND NOTIFICATION OF REMOVAL FROM LISTING

AND/OR REGISTRATION UNDER SECTION 12(b) OF THE

SECURITIES EXCHANGE ACT OF 1934

Attachment to Form 25

March 11, 2008

The American Stock Exchange LLC (the “Exchange” or “Amex”), pursuant to Section 12(d) of the Securities Exchange Act of 1934 and Rule 12d2-2(b) promulgated thereunder by the Securities and Exchange Commission (the “Commission”), has determined to strike from listing and registration on the Exchange, the following:

American Telecom Services, Inc.

Common Stock, $0.001 Par Value

Redeemable Common Stock Purchase Warrants Expiring January 31, 2011

Commission File Number – 001-32736

1.

The standards of the Exchange provide, among other things, that consideration may be given to the removal of a security when: (i) the financial condition and/or operating results of the issuer appear to be unsatisfactory; (ii) the issuer has failed to comply with its listing agreements with the Exchange; or (iii) any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted.

In applying these standards, the Exchange gives consideration to delisting the securities of a company that is not in compliance with:

(a)

Sections 134 and 1101 of the Amex Company Guide (the “Company Guide”) which requires an issuer to comply with applicable Commission requirements with respect to the filing of reports and other documents through the Commission’s Electronic Data Gathering Analysis and Retrieval system; and

(b)

Section 1003(a)(iv) of the Company Guide which states that the Exchange will normally consider suspending dealings in, or removing from the list, a security of a company that has sustained losses which are so substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired that it appears questionable as to whether the such company will be able to continue operations and/or meet its obligations as they mature.

2.

The Common Stock and Redeemable Common Stock Purchase Warrants Expiring January 31, 2011 (collectively, the “Securities”) of American Telecom Services, Inc. (the “Company” or “ATS”) do not qualify for continued listing for the following reasons:

(a)

The Company is delinquent in the filing of its Form 10-K for the fiscal year ended June 30, 2007 and quarterly reports on Forms 10-Q for the periods ended September 30, 2007 and December 31, 2007; and

(b)

Based on a review of financial information provided by the Company, the Staff of the Exchange’s Listing Qualifications Department (“Staff”) determined that ATS is financially impaired.

3.

In reviewing the eligibility of the Company’s Securities for continued listing, the Exchange has complied with its standards and procedures as follows:

(a)

On October 16, 2007, the Company was notified that it was not in compliance with Sections 134 and 1101 of the Company Guide, in that it failed to timely file its Form 10-K for the fiscal year ended June 30, 2007. Pursuant to Section 1009 of the Company Guide the Company was offered the opportunity to submit a plan of compliance advising the Exchange of actions that it had taken or would take to bring the Company back into compliance by January 16, 2008.

(b)

On November 15, 2007, the Company submitted its plan of compliance to the Exchange (the “Plan”).

(c)

On December 5, 2007, Staff notified the Company that it accepted the Plan and granted the Company an extension until January 16, 2008 to regain compliance with the continued listing standards (the “Plan Period”).  ATS was also notified that it had triggered another instance of non-compliance with Sections 134 and 1101 of the Company Guide due to its failure to timely file its Form 10-Q for the period ended September 30, 2007 (the “Form 10-Q”) and that it had until January 16, 2008 to file the Form 10-Q.  In setting this deadline for compliance the Staff applied Commentary .01 of Section 1009 of the Company Guide which allows Staff to provide a time period of less than 18 months for a company to regain compliance. Specifically, Staff determined that due to the nature and severity of the continued listing deficiency, specifically the delinquencies with respect to SEC filing obligations, a 3-month time period to regain compliance was appropriate.

(d)

Under separate cover, on December 5, 2007, the Company was notified that it was not in compliance with Section 1003(a)(iv) of the Company Guide in that the Company had sustained losses so substantial in relation to its overall operations that it appeared questionable, in the opinion of the Exchange, as to whether the Company would be able to continue operations and/or meet obligations as they matured. In this regard, Staff reviewed draft financial statements for the fiscal year ended June 30, 2007 provided by the Company on November 28, 2007. The Company was given until January 4, 2008 to submit a plan of compliance advising the Exchange of action it had taken, or would take to regain compliance with Section 1003(a)(iv) of the Company Guide within 6 months of December 5, 2007 (the “Deficiency Plan”).

(e)

On January 4, 2008, the Company requested and was granted an extension until January 14, 2008 to submit the Deficiency Plan.

(f)

Via correspondence dated January 23, 2008, Staff notified ATS that it had determined to initiate immediate delisting proceedings against the Company (the “Staff Determination”). The Staff Determination was based on the Company’s inability to file its Form 10-K for the fiscal year ended June 30, 2007 and its Form 10-Q for the period ended September 30, 2007 by the required date of January 16, 2008 as well as the Company’s failure to submit the Deficiency Plan to the Exchange within the required time frame. The Company was informed of its limited right, in accordance with Sections 1203 and 1009(d) of the Company Guide, to request a hearing before a Listing Qualifications Panel of the Committee on Securities within seven days of the Staff Determination, or by January 30, 2008.

(g)

The Company did not appeal the Exchange’s determination within the requisite time period or thereafter and was not otherwise in compliance with the Exchange’s continued listing standards.

Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

4.

In the opinion of the Exchange, all of the material facts relating to the reasons for this application are contained herein.

5.

The Exchange official whose signature is set forth below is duly authorized to file this application.

6.

In accordance with the provisions of Rule 12d2-2, the Exchange has issued public notice of its final determination to remove the Company’s securities from listing and/or registration by issuing a press release and posting notice on www.amex.com.  Further, a copy of this application has been forwarded to Mr. August Liguori, President of American Telecom Services, Inc.

/s/

Dennis J. Meekins

Vice President, Listing Qualifications

American Stock Exchange LLC